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                                                                    EXHIBIT 23.1


                              Consent of KPMG LLP

                            And Report on Schedule


The Board of Directors
Blue Martini Software, Inc.:

The audits referred to in our report dated January 24, 2001, included the related financial statement schedule as of December 31, 1999 and 2000, and for the years then ended, included in Item 14(a)2 of the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (No.s 333-42388 and 333-55374) on Form S-8 of Blue Martini Software, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of Blue Martini Software, Inc. and subsidiaries as of December 31, 1999, and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the period from June 5, 1998 (Inception) to December 31, 1998, and for the years ended December 31, 1999 and 2000, which report appears elsewhere herein.

                                             /s/ KPMG LLP

Mountain View, California
March 20, 2001